EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We consent to the incorporation by reference in Registration Statement No. 333-163231 on Form S-8 of our report dated March 26, 2010, relating to the consolidated financial statements and financial statement schedule of Bell Microproducts Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Financial Accounting Standards Board ASC 470-20, Debt with Conversion and Other Options (formerly FSP APB 14-1) and our report dated March 26, 2010, relating to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009 (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of  material weaknesses), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

/s/ Deloitte & Touche LLC
San Jose, California
March 26, 2010